Exhibit 23(D)(7)

AMENDMENT TO SUB-ADVISORY AGREEMENT AMONG
MAXIM SERIES FUND, INC., G W CAPITAL MANAGEMENT, LLC
AND T. ROWE PRICE ASSOCIATES, INC.

The following amendment, effective May 1, 2008, is made to the Sub-Advisory Agreement among Maxim Series Fund, Inc., GW Capital Management, LLC and T. Rowe Price Associates, Inc. dated November 1, 1994, as amended with respect to the Maxim T. Rowe Price Equity/Income Portfolio (“the Agreement”), and is hereby incorporated into and made a part of the Agreement:

1.	Article III, Section A is replaced in its entirety with the following:

A.          Investment Advisory Fee. The Adviser, and not the Fund, will pay on the last day of each month as monthly compensation to the Sub-adviser for the services rendered by the Sub-adviser with respect to the Fund, as described in Article II of this Agreement, based on an annual percentage of the assets of the Fund (the “NAV Fee”) as set forth below:

Annual Fee	Assets

0.40%	First $250M
0.375%	Next $250M
0.35%	Over $500M

Payment to the Sub-adviser will be made monthly by the Adviser based on the average daily net assets of the Fund during each month.

In all other respects, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amending agreement to be executed in duplicate, in their names and on their behalf by and through their duly authorized officers as of the ______ day of ______, 2008.

ATTEST:	MAXIM SERIES FUND, INC.

By:

Name:	Name:
Title:	Title:

ATTEST:	T. ROWE PRICE ASSOCIATES, INC.

By:

Name:	Name:
Title:	Title:

ATTEST:	GW CAPITAL MANAGEMENT, LLC

By:

Name:	Name:
Title:	Title: